Exhibit 4.22
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Unless the context otherwise requires, references in this Exhibit to the Annual Report on Form 10-K to the terms “registrant” or “NNN” or the “Company” refer to National Retail Properties, Inc. and all of its consolidated subsidiaries.
The following description sets forth certain material terms and provisions of NNN’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also contains summaries of the Maryland General Corporation Law (“MGCL”), NNN’s Articles of Incorporation, as amended, restated and supplemented (“Articles of Incorporation”), and NNN’s Bylaws, as amended and restated (“Bylaws”). The following summary of the material terms, rights and preferences of the securities is not complete and is subject to and qualified in its entirety by reference to the MGCL, the Articles of Incorporation and the Bylaws each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. NNN encourages you to read the MGCL, the Articles of Incorporation and the Bylaws.
GENERAL
National Retail Properties, Inc., a Maryland corporation, is a fully integrated real estate investment trust ("REIT") formed in 1984.
Under NNN’s Articles of Incorporation, the Company is authorized to issue up to:

•	375,000,000 shares of common stock, par value $0.01 per share, and
•	15,000,000 shares of preferred stock, par value $0.01 per share.
As of January 31, 2020, NNN had 171,697,831 shares of common stock outstanding, and 11,500,000 depositary shares each representing a 1/100th interest in a share of 5.20% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
DESCRIPTION OF COMMON STOCK
The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of NNN’s Articles of Incorporation and Bylaws.
General
The holders of common stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. The right to vote is subject to the provisions of the Articles of Incorporation regarding the restriction of the transfer of shares of common stock, which is described under “- Restrictions on Ownership” below. Stockholders are entitled to receive dividends when, as and if declared by NNN’s Board of Directors out of funds legally available for that purpose. The right of holders of common stock to receive those dividends may be affected, however, by the preferential rights of the Series F Preferred Stock or any other class or series of stock and the provisions of the Articles of Incorporation regarding restrictions on the transfer of stock. For example, holders of common stock may not receive dividends if no funds are available for distribution after NNN pays dividends to holders of preferred stock. Upon the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share pro rata in in all of NNN’s remaining assets after payment or provision for all of its debts and other liabilities and preferential amounts owing in respect of the Series F Preferred Stock and any other preferred stock having a priority over the common stock in the event of NNN’s liquidation, dissolution or winding up. The outstanding Series F Preferred Stock ranks senior to the common stock with respect to the payment of dividends and as to the distribution of assets in the event of NNN’s liquidation, dissolution or winding up. Holders of common stock have no redemption, sinking fund, preemptive, subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.
Stock Exchange Listing.
The common stock is traded on the New York Stock Exchange under the trading symbol “NNN.”
Transfer Agent and Registrar
American Stock Transfer & Trust Company is the transfer agent of the common stock.

DESCRIPTION OF SERIES F PREFERRED STOCK AND DEPOSITARY SHARES
The following is a summary of the material terms and provisions of the Series F Preferred Stock and depositary shares. The statements below describing the Series F Preferred Stock are in all respects subject to and qualified in their entirety by reference to NNN’s Articles of Incorporation establishing the Series F Preferred Stock, and NNN’s Bylaws.
General
Shares of preferred stock may be offered and sold from time to time, in one or more series, as authorized by NNN’s Board of Directors. NNN’s Board of Directors is authorized under Maryland law and NNN’s Articles of Incorporation to set for each series of preferred stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Series F Preferred Stock is being issued pursuant to articles supplementary to NNN’s Articles of Incorporation that sets forth the terms of a series of preferred stock consisting of up to 138,000 shares, designated 5.20% Series F Cumulative Redeemable Preferred Stock. NNN’s Board of Directors may authorize the issuance and sale of additional shares of Series F Preferred Stock from time to time without the consent of existing holders of the depositary shares representing interests in the Series F Preferred Stock.
Each depositary share represents a 1/100th interest in a share of Series F Preferred Stock. The Series F Preferred Stock underlying the depositary shares are deposited with American Stock Transfer & Trust Company, as depositary, under a deposit agreement among NNN, the depositary and the holders from time to time of the depositary shares. The depositary shares are evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder of depositary receipts evidencing depositary shares is entitled to a proportional fractional interest (i.e., 1/100th) to all the rights and preferences of, and subject to all of the limitations of, the Series F Preferred Stock underlying the depositary shares (including dividend, voting, redemption, conversion and liquidation rights and preferences).
Ranking
The Series F Preferred Stock underlying the depositary shares, with respect to the payment of dividends and the distribution of assets in the event of NNN’s liquidation, dissolution or winding up, rank:

•	senior to NNN’s common stock and any other of NNN’s equity securities that the Company may later authorize or issue that by their terms rank junior to the Series F Preferred Stock;
•	on a parity with any other of NNN’s equity securities that the Company may later authorize or issue and that by their terms are on a parity with the Series F Preferred Stock; and
•	junior to any equity securities that the Company may later authorize or issue and that by their terms rank senior to the Series F Preferred Stock.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series F Preferred Stock prior to conversion. In addition, the Series F Preferred Stock will be junior to all of NNN’s existing and future indebtedness and all of the existing or future indebtedness of NNN’s subsidiaries.
Dividends
Holders of depositary shares representing interests in the Series F Preferred Stock are entitled to receive, when, as and if authorized by NNN’s Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.20% per annum of the $2,500.00 per share (equivalent to $25.00 liquidation preference per depositary share) liquidation preference, equivalent to $130.00 per annum per share (or $1.30 per annum per depositary share). Dividends on the Series F Preferred Stock accrue and are cumulative from and including October 11, 2016, the date of original issue by NNN of the Series F Preferred Stock. Dividends are payable quarterly in arrears on or about March 15, June 15, September 15 and December 15 of each year (or, if not a business day, the next succeeding business day). The Company refers to each such date as a “Dividend Payment Date.” The first dividend on the Series F Preferred Stock sold was payable on December 15, 2016, which was for less than a full quarter, and was in the amount of $23.1111 per share (or $0.231111 per depositary share).
Any dividend, including any dividend payable on the Series F Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that NNN’s Board of Directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the dividend payment date, which date NNN refers to as a dividend payment record date.
NNN’s Board of Directors will not authorize, pay or set apart for payment by NNN any dividend on the Series F Preferred Stock at any time that:

•	the terms and provisions of any of the Company’s agreements, including any agreement relating to NNN’s indebtedness, prohibits such authorization, payment or setting apart for payment;
•
the terms and provisions of any of the Company’s agreements, including any agreement relating to NNN’s indebtedness, provides that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.
NNN may become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, NNN’s shares. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on, or the purchase or redemption of, shares of Series F Preferred Stock. These restrictions may be indirect (for example, covenants requiring NNN to maintain specified levels of net worth or assets) or direct. NNN does not believe that these restrictions currently have any adverse impact on the Company’s ability to pay dividends on the Series F Preferred Stock.
Notwithstanding the foregoing, dividends on the Series F Preferred Stock will accrue whether or not:

•	the terms and provisions of any of NNN’s agreements, including any agreement relating to NNN’s indebtedness, prohibits such authorization, payment or setting apart for payment;
•	NNN has earnings;
•	there are funds legally available for the payment of the dividends; or
•	the dividends are authorized.

Accrued but unpaid dividends on the Series F Preferred Stock will not bear additional interest, and the holders of depositary shares representing interests in the Series F Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above.
Any dividend payment made on the Series F Preferred Stock, including any capital gain dividends, will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
If, for any taxable year, NNN elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion (the “Capital Gains Amount”) of the dividends, as determined for federal income tax purposes, that are paid or made available for the year to the holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of depositary shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of depositary shares for the year and the denominator of which will be the Total Dividends. NNN will not declare or pay any dividends or distributions, or set aside any funds for the payment of dividends or distributions, on NNN’s common stock or any other shares that rank junior to the Series F Preferred Stock, if any, or redeem or otherwise acquire NNN’s common stock or other junior shares, unless NNN also has declared and either paid or set aside for payment the full cumulative dividends on the Series F Preferred Stock and all shares that rank senior to or on a parity with the Series F Preferred Stock, for all past dividend periods. This restriction will not limit NNN’s redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of NNN’s equity securities contained in NNN’s Articles of Incorporation in order to preserve the Company’s status as a REIT.
When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series F Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series F Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Series F Preferred Stock then outstanding are entitled to be paid out of NNN’s assets legally available for distribution to NNN’s stockholders a liquidation preference of $2,500.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of NNN’s equity stock ranking, as to liquidation rights, junior to the Series F Preferred Stock. If, upon NNN’s voluntary or involuntary liquidation, dissolution or winding up, NNN’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series F Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series F Preferred Stock, then the holders of depositary shares representing interests in the Series F Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series F Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of depositary shares representing interests in the Series F Preferred Stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of depositary shares representing interests in the Series F Preferred Stock will have no right or claim to any of NNN’s remaining assets.
NNN’s consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of NNN’s property or business will not be deemed to constitute the Company’s liquidation, dissolution or winding up. The Series F Preferred Stock will rank senior to the common stock as to priority for receiving liquidating distributions and on a parity with any future equity securities which, by their terms, rank on a parity with the Series F Preferred Stock.
Optional Redemption
NNN may not redeem the Series F Preferred Stock prior to October 11, 2021, except as described below and under the section “- Special Optional Redemption.” At any time on and after October 11, 2021, upon no fewer than 30 days’ nor more than 60 days’ written notice, NNN may, at NNN’s option, redeem the Series F Preferred Stock, in whole or in part, from time to time, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, upon the giving of notice, as provided below. Whenever NNN redeems shares of its Series F Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date a number of depositary shares representing the shares so redeemed and the depositary receipts evidencing such depositary shares.
NNN will give notice of redemption by mail to each holder of record of Series F Preferred Stock or depositary shares at the address shown on NNN’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series F Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price;
•	the number of shares of Series F Preferred Stock and depositary shares to be redeemed;
•	the place(s) where the depositary receipts (or Series F Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment; and
•	that dividends on the depositary shares and the Series F Preferred Stock will cease to accrue on the redemption date.
If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other manner as prescribed by NNN’s Board of Directors. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series F Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value of NNN’s issued and outstanding equity securities (which includes the depositary shares), then, except in certain instances, NNN will redeem the requisite number of shares of Series F Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value of NNN’s issued and outstanding equity securities (which includes the depositary shares).
If NNN redeems fewer than all of the outstanding shares of Series F Preferred Stock and depositary shares, the notice of redemption mailed to each holder will also specify the number of shares of Series F Preferred Stock, or depositary shares, that NNN will redeem from each holder. In this case, NNN will determine the number of shares of Series F Preferred Stock, or depositary shares, to be redeemed on a pro rata basis, by lot or by any other equitable method NNN may choose in its sole and absolute discretion.
On or after the redemption date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. If the Series F Preferred Stock is no longer held in depositary form, on or after the redemption date, each holder of Series F Preferred Stock to be redeemed must present and surrender their preferred certificates to NNN at the place designated in the notice of redemption. The redemption price of the shares will then be paid to or on the order of the person whose name appears on such depositary receipts or preferred certificates as the owner thereof. Each surrendered depositary receipt or certificate will be canceled. In the event that fewer than all the depositary receipts or preferred certificates are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.

If NNN has given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the depositary shares or the Series F Preferred Stock called for redemption, then from and after the redemption date:

•	all dividends on the depositary shares designated for redemption in the notice will cease to accrue;
•
all rights of the depositary holders of the shares or preferred certificates, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to, but not including, the redemption date), will cease and terminate;

•	the depositary shares and preferred certificates will not thereafter be transferred (except with NNN’s consent) on the depositary’s books or NNN’s books; and
•	the depositary shares or Series F Preferred Stock will not be deemed to be outstanding for any purpose whatsoever.
Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series F Preferred Stock for all past dividend periods have been paid or set aside, NNN generally may not redeem any shares of Series F Preferred Stock unless NNN redeems all of the shares of Series F Preferred Stock. This requirement will not prevent NNN’s purchase or acquisition of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Stock. Unless full cumulative dividends on all outstanding Series F Preferred Stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, NNN will not purchase or otherwise acquire directly or indirectly any Series F Preferred Stock (except by exchange for NNN’s equity securities ranking junior to the Series F Preferred Stock as to dividend rights and liquidation preference).
Subject to applicable law, NNN may purchase Series F Preferred Stock in the open market, by tender or by private agreement. NNN is permitted to return any Series F Preferred Stock that NNN reacquires to the status of authorized but unissued shares.
Notwithstanding any other provision relating to redemption, including optional redemption or special optional redemption, of the Series F Preferred Stock, NNN may redeem any or all of the Series F Preferred Stock at any time, whether or not prior to October 11, 2021, if NNN’s Board of Directors determines that the redemption is necessary or advisable to preserve NNN’s status as a REIT.
Special Optional Redemption
Upon the occurrence of a Change of Control, NNN may, at its option, redeem the Series F Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share of Series F Preferred Stock (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, NNN has provided or provide notice of redemption with respect to the Series F Preferred Stock (whether pursuant to NNN’s optional redemption right described above or this special optional redemption right), the holders of depositary shares representing interests in the Series F Preferred Stock will not be permitted to exercise the conversion right described below under “- Conversion” in respect of their shares called for redemption.
NNN will mail to you, if you are a record holder of the Series F Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. NNN will send the notice to your address shown on NNN’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series F Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price;

•	the number of shares of Series F Preferred Stock and depositary shares to be redeemed;
•	the place(s) where the depositary receipts (or Series F Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;
•
that the Series F Preferred Stock is being redeemed pursuant to NNN’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•
that the holders of depositary shares representing interests in the Series F Preferred Stock to which the notice relates will not be able to tender such shares of Series F Preferred Stock for conversion in connection with the Change of Control and each share of Series F Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the depositary shares and the Series F Preferred Stock to be redeemed will cease to accrue on the redemption date.
If NNN redeems fewer than all of the shares of Series F Preferred Stock, the notice of redemption mailed to each holder of Series F Preferred Stock will also specify the number of shares of Series F Preferred Stock that NNN will redeem from each such holder. In this case, NNN will determine the number of shares of Series F Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method NNN may choose.
If NNN has given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of depositary shares representing interests in the Series F Preferred Stock called for redemption, then, from and after the redemption date, those shares of Series F Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series F Preferred Stock will terminate. The holders of those shares of Series F Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to but excluding the redemption date.
The holders of depositary shares representing interests in the Series F Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series F Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series F Preferred Stock between such record date and the corresponding payment date or NNN’s default in the payment of the dividend due. Except as provided above, NNN will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series F Preferred Stock to be redeemed.
A “Change of Control” is when the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of NNN’s shares entitling that person to exercise more than 50% of the total voting power of all of NNN’s shares entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither NNN nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion
Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series F Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, NNN has provided or provide notice of NNN’s election to redeem the depositary shares or the Series F Preferred Stock as described above under “- Optional Redemption” or “- Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series F Preferred Stock underlying the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of NNN’s common stock (or equivalent value of Alternative Conversion Consideration (as defined below)) per share of Series F Preferred Stock to be converted, or the “Common Stock Conversion Consideration,” equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $2,500.00 per share (or $25.00 per depositary share) liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series F Preferred Stock dividend payment and prior to the corresponding Series F Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and

•	99.62 (equivalent to 0.9962 per depositary share) (i.e., the Share Cap), subject to certain adjustments.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of NNN’s common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to NNN’s common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of NNN’s common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of NNN’s common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of NNN’s common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of NNN’s common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series F Preferred Stock underlying the depositary shares currently outstanding will not exceed 13,747,560 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series F Preferred Stock or depositary shares are issued in the future.
In the case of a Change of Control pursuant to which NNN’s common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of depositary shares representing interests in the Series F Preferred Stock will receive upon conversion of such Series F Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of NNN’s common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of NNN’s common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the depositary shares representing interests in the Series F Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of NNN’s common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of NNN’s common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Because each depositary share represents a 1/100th interest in a share of the Series F Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series F Preferred Stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of common stock, NNN will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.
Within 15 days following the occurrence of a Change of Control, NNN will provide to holders of the depositary shares representing interests in the Series F Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of the depositary shares representing interests in the Series F Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•
that if, prior to the Change of Control Conversion Date, NNN has provided or provide notice of NNN’s election to redeem all or any portion of the Series F Preferred Stock or the depositary shares, holders will not be able to convert the Series F Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F Preferred Stock;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of the depositary shares representing interests in the Series F Preferred Stock must follow to exercise the Change of Control Conversion Right.
NNN will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of the issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on NNN’s website, in any event prior to the opening of business on the first business day following any date on which NNN provides the notice described above to the holders of the depositary shares representing interests in the Series F Preferred Stock.
 To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Series F Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the depositary shares or Series F Preferred Stock, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary, in the case of the depositary shares, or to NNN’s transfer agent, in the case of shares of the Series F Preferred Stock. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of depositary shares or shares of Series F Preferred Stock to be converted; and
•	that the depositary shares or the shares of Series F Preferred Stock are to be converted pursuant to the applicable provisions of the Series F Preferred Stock.
The “Change of Control Conversion Date” is the date that the Series F Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which NNN provides the notice described above to the holders of the depositary shares representing interests in the Series F Preferred Stock.
The “Common Stock Price” will be: (1) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of NNN’s common stock is solely cash; and (2) the average of the closing prices for NNN’s common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of NNN’s common stock is other than solely cash.
Holders of the depositary shares representing interests in the Series F Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary, in the case of the depositary shares, or to NNN’s transfer agent, in the case of shares of the Series F Preferred Stock, prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn depositary shares or shares of Series F Preferred Stock;
•	if certificated depositary shares or shares of Series F Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series F Preferred Stock; and
•	the number of depositary shares or shares of Series F Preferred Stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series F Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.
Shares of Series F Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date NNN has provided or provide notice of NNN’s election to redeem such shares of Series F Preferred Stock, whether pursuant to NNN’s optional redemption right or NNN’s special optional redemption right. If NNN elects to redeem shares of Series F Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series F Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accrued and unpaid dividends thereon to, but not including, the redemption date. See “- Optional Redemption” and “- Special Optional Redemption” above.
NNN will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, NNN will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series F Preferred Stock into NNN’s common stock. Notwithstanding any other provision of the Series F Preferred Stock, no holder of Series F Preferred Stock or depositary shares will be entitled to convert such shares for NNN’s common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in the NNN’s charter and the articles supplementary setting forth the terms of the Series F Preferred Stock, unless NNN provides an exemption from this limitation for such holder. See “- Ownership Limits and Restrictions on Transfer,” below.
Except as otherwise provided above, neither the Series F Preferred Stock nor the depositary shares is convertible into or exchangeable for any other securities or property.

Voting Rights
Except as described below, holders of depositary shares or Series F Preferred Stock generally have no voting rights. In any matter in which the Series F Preferred Stock may vote (as expressly provided in NNN’s Articles of Incorporation or the articles supplementary, or as may be required by law), each share of Series F Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/100th of a vote.
Whenever dividends on the Series F Preferred Stock are in arrears for six or more quarterly periods, whether or not declared or consecutive, the holders of depositary shares representing interests in the Series F Preferred Stock (voting separately as a class with all other Parity Preferred Stock) will be entitled to vote for the election of a total of two additional directors of the company, and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series F Preferred Stock or the holders of any other series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividend for the then-current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.
Any amendment, alteration, repeal or other change to any provision of NNN’s Articles of Incorporation, including the articles supplementary establishing the Series F Preferred Stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series F Preferred Stock cannot be made without the affirmative vote of holders of at least 66  2⁄3% of the outstanding shares of Series F Preferred Stock and each other class or series of Parity Preferred Stock (voting together as a single class). Notwithstanding the foregoing, holders of any Parity Preferred Stock will not be entitled to vote together as a class with the holders of Series F Preferred Stock on any such amendment, alteration or repeal of any provision of NNN’s Articles of Incorporation or the articles supplementary establishing the Series F Preferred Stock unless such action affects the holders of the Series F Preferred Stock and such Parity Preferred Stock equally. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series F Preferred Stock requires the affirmative vote of holders of at least 66  2⁄3% of the outstanding shares of Series F Preferred Stock and each other class or series of Parity Preferred Stock (voting together as a single class).
The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series F Preferred Stock:

•
any increase in the amount of NNN’s authorized common stock or preferred stock or the creation or issuance of equity securities of any class or series ranking, as to dividends or liquidation preference, on a parity with, or junior to, the Series F Preferred Stock; or

•
the amendment, alteration or repeal or change of any provision of NNN’s Articles of Incorporation, including the articles supplementary establishing the Series F Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series F Preferred Stock (or shares into which the Series F Preferred Stock have been converted in any successor entity to NNN) remain outstanding with the terms thereof unchanged in all material respects.

Maturity
The Series F Preferred Stock has no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.
Ownership Limits and Restrictions on Transfer
In order to maintain NNN’s qualification as a REIT for federal income tax purposes, ownership by any person of NNN’s outstanding equity securities (which includes the depositary shares) is restricted in NNN”s Articles of

Incorporation. For further information regarding restrictions on ownership and transfer of the Series F Preferred Stock, see “-Restrictions on Ownership” below.
Surrender of Depositary Shares for Shares of Series F Preferred Stock
Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or to NNN. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole or fractional shares of Series F Preferred Stock represented by the depositary shares. Thereafter, holders of Series F Preferred Stock will not be entitled to receive depositary shares for the Series F Preferred Stock. If a holder seeks to withdraw more depositary shares representing interest in Series F Preferred Stock than are available, then the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares representing interest in Series F Preferred Stock.
NNN and the depositary may, at any time, agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts representing interest in Series F Preferred Stock will not be effective unless that amendment has been approved by the existing holders of at least a majority of the depositary shares.
NNN may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if:

•	the termination is to preserve NNN’s status as a REIT; or
•	a majority of Series F Preferred Stock consents to the termination;
whereupon the depositary will deliver or make available to each holder of depositary receipts representing interest in Series F Preferred Stock, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Series F Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts.
In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed;
•
there shall have been a final distribution in respect of the related Series F Preferred Stock in connection with NNN’s liquidation, dissolution or winding up, and such distribution shall have been distributed to the holders of the depositary receipts representing interest in Series F Preferred Stock; or

•	each share of Series F Preferred Stock shall have been converted into capital stock not so represented by depositary shares.
Stock Listing
NNN has listed the depositary shares on the New York Stock Exchange under the symbol “NNNPRF.” The Series F Preferred Stock underlying the depositary shares is not currently, and will not be listed, and NNN does not expect that any trading market will develop for the Series F Preferred Stock, except as represented by the depositary shares.
Transfer Agent and Registrar
American Stock Transfer & Trust Company is the registrar, transfer agent and distributions disbursing agent for the Series F Preferred Stock.

RESTRICTIONS ON OWNERSHIP
For NNN to qualify as a REIT, not more than 50% in value of the Company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the U.S. Internal Revenue Code of 1986 (the “Code”) to include certain entities) during the last half of a taxable year. The shares must be beneficially owned (without reference to any rules of attribution) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied.
To ensure that five or fewer individuals do not own more than 50% in value of the outstanding common stock, NNN’s Articles of Incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding capital stock. NNN’s Board of Directors may waive this ownership limit if evidence satisfactory to NNN and NNN’s tax counsel is presented that such ownership will not then or in the future jeopardize NNN’s status as a REIT. As a condition of such waiver, NNN’s Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving NNN’s status as a REIT.
This ownership limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving NNN’s status as a REIT, this ownership limit may prevent any person or small group of persons from acquiring unilateral control of the Company.
If the ownership, transfer or acquisition of shares of common stock, or change in NNN’s capital structure or other event or transaction would result in:

•	any person owning (applying certain attribution rules) capital stock in excess of the ownership limit;
•	fewer than 100 persons owning NNN’s capital stock;
•	NNN being “closely held” within the meaning of Section 856(h) of the Code; or
•	NNN otherwise failing to qualify as a REIT;
then the ownership, transfer or acquisition, or change in capital structure or other event or transaction that would have such effect will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the capital stock to the extent required to avoid such a result. Capital stock owned, transferred, or proposed to be transferred, in excess of the ownership limit or which would otherwise jeopardize NNN’s status as a REIT will automatically be converted to excess stock. A holder of excess stock is not entitled to distributions, voting rights, and other benefits with respect to such shares, except for the right to payment of the purchase price for the shares (or, in the case of a devise or gift or similar event which results in the issuance of excess stock, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee or holder of excess stock shall be repaid to NNN upon demand. Excess stock shall be subject to NNN’s repurchase at NNN’s election. The purchase price of any excess stock shall be equal to the lesser of:

•
the price paid in such purported transaction (or, in the case of a devise or gift or similar event resulting in the issuance of excess stock, the fair market value at the time of such devise or gift or event); or

•	the fair market value of such common stock on the date on which NNN or NNN’s designee determines to exercise its repurchase right.
If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any excess stock may be deemed, at NNN’s option, to have acted as an agent on NNN’s behalf in acquiring such excess stock and to hold such excess stock on NNN’s behalf.

For purposes of NNN’s Articles of Incorporation, the term “person” shall mean:

•	an individual;
•	a corporation;
•	a partnership;
•	an estate;
•	a trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code);
•	a portion of a trust permanently set aside to be used exclusively for the purposes described in Section 642(c) of the Code;
•	an association;
•	a private foundation within the meaning of Section 509(a) of the Code;
•	a joint stock company or other entity; or
•	a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.
The term “person” shall not include an underwriter which participated in a public offering of NNN’s capital stock for a period of sixty (60) days following the purchase by such underwriter of capital stock therein, provided that the foregoing exclusions shall apply only if the ownership of such capital stock by such underwriter would not cause NNN to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause NNN to fail to qualify as a REIT.
All certificates representing capital stock will bear a legend referring to the restrictions described above.
NNN’s Articles of Incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% of the outstanding capital stock, or such lower percentage as may be required pursuant to regulations under the Code or as may be requested by NNN’s Board of Directors, must file a written notice with NNN no later than January 31 of each year with respect to the prior year containing:

•	the name and address of such owner,
•	the number of shares of capital stock owned by such holder; and
•	a description of how such shares are held.
In addition, each stockholder shall be required to disclose, upon demand, to NNN in writing, such information that NNN may request in good faith in order to determine the Company’s status as a REIT or to comply with the requirements of any taxing authority or governmental agency.
The ownership limitations described above may have the effect of precluding acquisitions of control of NNN by a third party.

CERTAIN PROVISIONS OF MARYLAND GENERAL CORPORATE LAW
AND
NNN’S ARTICLES OF INCORPORATION AND BYLAWS
The following summary of certain provisions of the Maryland General Corporation Law and the NNN’s Articles of Incorporation and Bylaws is not complete. Refer to the Maryland General Corporation Law and the NNN’s Articles of Incorporation and Bylaws for more complete information.
Business Combinations. The Articles of Incorporation exempt acquisitions of NNN securities by any person from the “business combination” requirements discussed below. With the approval of the Board of Directors, and of shareholders holding at least two-thirds of shares outstanding and entitled to vote on the matter, however, NNN could modify or eliminate the exemption in the future. If the exemption were eliminated, “business combinations” would be subject to the following provisions.
Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of NNN’s outstanding voting shares; or
•
any of NNN’s affiliates that beneficially owned, directly or indirectly, 10% or more of the voting power of NNN’s outstanding voting shares at any time within two years immediately prior to the applicable date in question.

A person is not an interested stockholder under the statute if the Board of Directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Control Share Acquisitions. The Articles of Incorporation exempt acquisitions of NNN securities by any person from “control share acquisition” requirements discussed below. With the approval of the Board of Directors, and of shareholders holding at least two-thirds of shares outstanding and entitled to vote on the matter, however, NNN could modify or eliminate the exemption in the future. If the exemption were eliminated, “control share acquisitions” would be subject to the following provisions.

The Maryland Control Share Acquisition Act provides that “control shares” acquired in a “control share acquisition” have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer and by the officers and trustees who are employees of the Maryland REIT) approve their voting rights.
“Control Shares” are shares that, if added to all other shares previously acquired, would entitle that person to exercise voting power, in electing trustees, within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, NNN may itself present the question at any stockholders’ meeting.
If this provision becomes applicable to NNN, subject to certain conditions and limitations, NNN would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders’ meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.
Limitation of Liability of Directors and Officers. NNN’s Articles of Incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer shall be liable to NNN or NNN’s stockholders for money damages. The Maryland General Corporation Law provides that NNN may restrict or limit the liability of directors or officers for money damages except:

•	to the extent anyone actually received an improper benefit or profit in money, property or services; or
•
a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

Indemnification of Directors and Officers. NNN’s Articles of Incorporation and Bylaws permit the Company to indemnify any of its employees or agents and require the Company to indemnify its directors and officers to the fullest extent permitted by Maryland law. The Bylaws require NNN to indemnify each director or officer and to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who, while a director, is or was serving at NNN’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who is made a party to a proceeding by reason of his or her status as a director, officer, employee or agent, to the fullest extent provided by Maryland law. NNN’s Articles of Incorporation and Bylaws permit the Company to cover directors and officers under NNN’s directors’ and officers’ liability insurance.
The Maryland General Corporation Law provides that NNN may indemnify directors and officers unless:

•	the director actually received an improper benefit or profit in money, property or services;

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
•	in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
Meetings of Stockholders. NNN’s Bylaws provide for an annual meeting of stockholders to elect individuals to the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the members of the Board of Directors, and shall be called by the Secretary at the request in writing of the holders of not less than a majority of the outstanding shares of common stock entitled to vote.
NNN’s Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each stockholder entitled to vote on the matter.
Advance Notice of Director Nominations and New Business. The Bylaws provide that, with respect to an annual meeting of NNN’s stockholders, nominations of individuals for election to NNN’s Board of Directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of meeting, (ii) by or at the discretion of NNN’s Board of Directors or (iii) by any stockholder of record as of the date of the notice required by the Bylaws, the record date for the meeting and the meeting date and who has provided the information required pursuant to the advance notice procedures of the Bylaws. With respect to special meetings of NNN’s stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to NNN’s Board of Directors at a special meeting of NNN’s stockholders may be made only (i) pursuant to the notice of meeting, (ii) by NNN’s Board of Directors or (iii) provided that directors or a duly authorized committee thereof will be elected at the meeting, by a stockholder of record as of the date of the notice required by the Bylaws, the record date for the meeting and the meeting date and who has provided the information required pursuant to the advance notice provisions of the Bylaws.
Vacancies on the Board of Directors. The Bylaws provide that, subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by vote of a majority of the remaining directors, or, if the directors fail to act, at a meeting called for that purpose by the vote of a majority of the shares entitled to vote on the matter. Each director so elected shall serve for the unexpired term of the director he or she is replacing.